                                                                    EXHIBIT 2.5


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made this 28th day of August 1997, by and among MEDIRISK, INC., a Delaware corporation ("Purchaser"), TOD D. COOPERMAN, a resident of the State of New York ("Cooperman"); ANDREW ROSENKRANZ, a resident of the State of New York ("A. Rosenkranz"); WENDY ROSENKRANZ, a resident of the State of New York ("W. Rosenkranz"); MARK ROSENKRANZ, a resident of the State of Washington ("M. Rosenkranz"); LONGBOW PARTNERS, a New York general partnership ("Longbow"); SUSAN PAROWER, as Trustee for Alec Power and Zoe Parower, each minors, respectively (collectively, the "Parower Trusts"); JODI SPROUL, as Trustee for Samantha Sproul and Morgan Sproul, each minors, respectively (collectively, the "Sproul Trusts"); ANTHONY I. MORGAN, a resident of the State of New York ("Morgan"); and JAMES M. WILSON, a resident of the Commonwealth of Pennsylvania ("Wilson").


                              W I T N E S S E T H:

         WHEREAS, the parties desire to enter into this Stock Purchase Agreement pursuant to which Purchaser will purchase all of the outstanding capital stock of CareData Reports, Inc. (the "Company") from Cooperman, A. Rosenkranz, W. Rosenkranz, M. Rosenkranz, Longbow, the Parower Trusts, the Sproul Trusts, Morgan and Wilson (collectively, the "Shareholders;" all of the foregoing individuals and said partnership, except for Morgan and Wilson, comprising the existing shareholders of the Company, with Morgan and Wilson holding options to acquire an aggregate of two and one-half (2.5%) percent and four (4%) percent of the Stock (as hereinafter defined) from such existing shareholders; Cooperman, Morgan and Wilson being collectively hereinafter referred to as the "Accountable Shareholders") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Cooperman is an employee, officer and director of the Company, and will receive appreciable benefits from the purchase and sale of the stock of the Company as contemplated hereby; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

         1.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions hereinafter set forth, the Shareholders shall sell to Purchaser, and Purchaser shall purchase from the Shareholders, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, an aggregate of 706,000 shares of issued and outstanding common stock of the Company (the "Stock"), which shares represent all issued and outstanding shares of capital stock of the Company. Each Shareholder shall sell the number of shares of Stock set forth opposite his, her or its name on
SCHEDULE 1.1.

         1.2 PURCHASE PRICE. In consideration of the sale and delivery of the Stock, and in reliance on the representations and warranties set forth in
Article II below, Purchaser shall (i) pay to the Shareholders (and/or the Shareholders' Representative on behalf of the Shareholders, as directed by the Shareholders' Representative as evidenced by SCHEDULE 1.2 attached hereto) the sum of Four Million One Hundred Sixteen Thousand Four Hundred Nine and 25/100 ($4,116,409.25) Dollars in the aggregate in cash by wire transfer or check at Closing, such amount to be allocated among the Shareholders as set forth on
SCHEDULE 1.2 under the heading of "Cash Payable at Closing;" (ii) deliver to the Shareholders fourteen thousand five hundred sixteen (14,516) unregistered shares of Common Stock of Purchaser (the "Medirisk Stock;" such number of shares being equal to the quotient resulting from dividing the amount of One Hundred Thirty-Three Thousand Five Hundred Ninety and 75/100 ($133,590.75) Dollars by the average closing price of Medirisk Stock on the Nasdaq National Market over the ten (10) trading days immediately preceding the Closing Date, with no issuance of fractional shares) such Medirisk Stock to be allocated among and issued to the respective Shareholders as set forth on SCHEDULE 1.2 under the heading of "Medirisk Stock Deliverable Following Closing;" and (iii) make payment of additional consideration (the "Additional Consideration") to the Shareholders as defined and described and upon the terms set forth in SCHEDULE 1.2(iii). The consideration described in this Section 1.2 is in the aggregate referred to as the "Purchase Price."

         1.3 ELECTION UNDER SECTION 338(H)(10); TAX MATTERS.

                  (a) Purchaser and the Shareholders shall, at the written request of Purchaser made within one hundred twenty (120) days after Closing, or within the period described in subsection (d) of this Section 1.3 in the event Purchaser makes a Determination Election, make a timely election (a "338 Election") under Section338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and Section1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and any corresponding elections under state or local tax law with respect to the purchase and sale of the Stock. Each Shareholder shall take all actions reasonably requested by Purchaser (including, without limitation, the preparation, completion and timely joint filing by Purchaser and the Shareholders of Form 8023-A, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments reasonably requested by Purchaser) to effect a timely Section338 Election with respect to the purchase and sale of the Stock. If Purchaser makes a 338 Election, Purchaser and the Shareholders shall report the purchase and sale of the Stock consistent with the 338 Election and shall take no position contrary thereto or inconsistent therewith in any tax return, or in any discussion with or any proceeding before any taxing authority or other governmental body or otherwise.

                  (b) The purchase price specified in Section 1.2 and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to, Section 338(h)(10) of the Code) shall be allocated in accordance with a schedule


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prepared by Purchaser on a reasonable basis in accordance with the requirements of the Code and the regulations thereunder and approved by the Shareholders, which approval shall not be unreasonably withheld or delayed. Such allocation and valuation shall, for tax purposes, be binding on the Company, the Shareholders and Purchaser. If Purchaser makes a 338 Election, the Company, the Shareholders and Purchaser shall file their respective tax returns in accordance with such allocation and shall not take any position inconsistent with such allocation. In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute and no such dispute shall be finally settled or compromised without the mutual consent of the parties, which consent will not be unreasonably withheld or delayed.

                  (c) If Purchaser determines to make a 338 Election, Purchaser shall, on a timely basis, prepare (in a manner consistent with prior practice), execute and file on behalf of the Company (A) the federal income tax returns to be filed on behalf of Company for the period ending as of the close of business on the Closing Date that will include the gain or loss resulting from the "deemed sale" and "deemed liquidation" that will occur (pursuant to Treasury Regulation Section 1.338(h)(10)-1(e)(1) and (2) promulgated under the Code) by reason of the 338 Election and (B) the corresponding state and local income tax returns to be filed on behalf of Company for the period ending as of the close of business on the Closing Date. The Shareholders shall cooperate with Purchaser in connection with the preparation and filing of such returns by making the books and records of the Company available to Purchaser and Purchaser's independent accountant and taking such other actions as Purchaser may reasonably request. The Shareholders, upon written notice to Purchaser, shall have the right to review and comment upon such returns prior to filing; provided that such review and comment must be completed at least fifteen (15) business days prior to the date on which such returns are required to be filed. If Purchaser does not make a 338 Election, the Shareholders shall, on a timely basis, prepare (in a manner consistent with prior practice), execute and file on behalf of the Company the federal, state and local income tax returns to be filed on behalf of the Company for the period ending as of the close of business on the Closing Date, and the Shareholders shall bear the costs and expenses of preparing and filing such returns. Purchaser shall have the right to review and comment upon such returns prior to filing; provided that such review and comment must be completed at least fifteen (15) business days prior to the date on which such returns are required to be filed.

                  (d) If (i) Purchaser determines to make a 338 Election pursuant to subsection (a) above, Purchaser shall pay to the Shareholders, as additional purchase price hereunder, an amount (the "338 Amount") equal to (A) the difference between the net after tax proceeds of the sale of Stock that the Shareholders would have received had no 338 Election been made and the net after tax proceeds of such sale that the Shareholders will receive after applying such 338 Election plus (B) an amount such that the Shareholders, after receiving the amount described in (A) and the amount described in this clause (B) and paying applicable tax thereon, would receive the same net after tax proceeds as the Shareholders would have received had no 338 Election been made. The Shareholder's net after tax proceeds of the sale of Stock (both with and without a 338 Election) and the tax effect of the payment described in (A) and (B) of the immediately preceding sentence shall be determined by the Company's regular independent accountant within


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
forty-five (45) days after Purchaser gives the Shareholders notice that it has determined to make a 338 Election or that it is making a Determination Election, if earlier. The Shareholders shall give Purchaser's independent accountant fifteen (15) business days to review and comment upon such determination of the Company's accountant (the "Review Period"). After the Review Period (and with such adjustments as the Company's independent accountant may have made, in its reasonable discretion, based upon the review and comment of Purchaser's independent accountant), the determination of the net after tax proceeds and the tax effect of such payment by the Company's independent accountant shall be final and binding on the parties. Purchaser shall pay the fees and expenses of the Company's independent accountant in connection with making such determination and, if Purchaser makes a 338 Election, the preparation of the returns under subsection (c) above (except the returns contemplated by the last sentence of subsection (c) above). Purchaser will pay the amount due under this
Section 1.3(d) to the Shareholders' Representative within fifteen (15) business days after the Review Period.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to Purchaser as follows (the Accountable Shareholders being deemed to be the only Shareholders making the representations and warranties set forth in Sections 2.1, 2.3(a), 2.4, 2.5, 2.6(a) and (e), and 2.7 through 2.24):

         2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets it now owns or leases. The Company is duly qualified to transact business and in good standing in the states listed on SCHEDULE 2.1, which are the only jurisdictions in which operations of the Company's business or the assets of the Company require such qualification

         2.2 AUTHORITY AND STATUS. Each Shareholder has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed in connection with this Agreement (the "Transaction Documents") by each Shareholder constitute or will, when executed and delivered, constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.


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         2.3 CAPITALIZATION; OWNERSHIP OF STOCK.

                  (a) The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, $0.01 par value per share, 706,000 of which are issued and outstanding. All of the issued and outstanding Shares are duly and validly issued and outstanding, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. Except as set forth on SCHEDULE 2.3, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Common Stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of Common Stock or any other capital stock of the Company.

                  (b) Each Shareholder is the legal and beneficial owner of the number of shares of Stock reflected opposite his or her name on SCHEDULE 1.1, free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims.

         2.4 SUBSIDIARIES, INVESTMENTS AND PREDECESSORS. Except as set forth on
SCHEDULE 2.4, the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on SCHEDULE 2.4 is a listing for the last five years of all predecessor companies of the Company, including the names of any and all entities from which the Company previously acquired material assets, and any other entity of which the Company has been a subsidiary or division. Except as listed on SCHEDULE 2.4, the Company has not sold or disposed of, by way of asset sale, stock sale, spin-off, split-up or otherwise, any material assets or business of the Company.

         2.5 LIABILITIES AND OBLIGATIONS OF THE COMPANY.

                  (a) Attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's unaudited balance sheets as of 31 December 1994, 1995 and 1996 and the related statements of operations and cash flows for the fiscal years ending on 31 December 1994, 1995 and 1996 (the "Financial Statements"). Also attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's unaudited balance sheet as of 31 July 1997 and the related unaudited statement of operations and cash flows for the four-month period then ended (the "Interim Financial Statements"). Except as specifically described in SCHEDULE 2.5, the Financial Statements and the Interim Financial Statements fairly present the Company's current operations and financial condition as of the dates thereof.

                  (b) Except as described in SCHEDULE 2.5, the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against, (ii) liabilities that were incurred or accrued in the ordinary course of the Company's business since the date of the Interim Financial Statements,
(iii) the liabilities and obligations of the Company under the Material Agreements (as that term is defined in Section 2.11), and (iv)


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those nonmaterial liabilities and obligations of the Company under all contracts and agreements other than the Material Agreements.

         2.6 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 2.6, the execution and delivery of the Transaction Documents by each of Shareholders do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which the Company or any Shareholder is a party or by which the Company, any Shareholder or any of their respective properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to the Company or any Shareholder or any of the Company's properties; (d) result in the creation of any lien upon any of the assets or business of the Company; or (e) have any impact on Purchaser's right after the Closing to conduct the business of the Company as being conducted by the Shareholders prior to the Closing.

         2.7 LITIGATION Except as set forth on SCHEDULE 2.7, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of each of the Shareholders and the Company, threatened against, or affecting, the Company; and to the knowledge of each of Shareholders and the Company, there exists no basis or grounds for any such suit, action, proceedings, claim or investigation. SCHEDULE 2.7 also contains a brief description of any suit, action, proceeding, claim or investigation involving the Company settled or otherwise concluded since 6 May 1994.

         2.8 PERMITS. The Company holds, and SCHEDULE 2.8 lists, all licenses, permits and other authorizations from all appropriate federal, state or other public authorities necessary for the conduct of the Company's business and the use of its assets. The Company is conducting and has conducted its business so as to comply with all applicable statutes, rules, ordinances, regulations, orders, injunctions, decrees or any other requirement of any governmental body, agency or authority binding on it, or relating to its property or business or its advertising, sales or pricing practices.

         2.9 TITLE TO ASSETS. Attached as SCHEDULE 2.9 is a list and summary description of all real property owned or leased by the Company and of all items of personal property with a fair market value in excess of $500.00 owned or leased by the Company (such list identifying the properties owned by the Company and all of the leases or agreements under which the Company is lessee of or holds or operates any property). Except as set forth on SCHEDULE 2.9, the Company has good and valid title to all of its property and assets, other than leased property, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved in the Financial Statements or the Interim Financial Statements and except for liens for current taxes not yet due and payable.


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         2.10 COMPUTER SOFTWARE, INTELLECTUAL PROPERTY.

         (a) Attached SCHEDULE 2.10(a) sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used by the Company in the conduct of its business, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on
SCHEDULE 2.10(a) as owned by the Company are owned by the Company free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on SCHEDULE 2.10(a) as licensed, leased or otherwise used (but not owned) by the Company are used by the Company pursuant to terms of binding agreements under which the Company has the right to use such trademarks, trade names, service marks, service names, brand names, copyrights and patents as currently used in the Company's business without payment of any royalty or other fee, except as set forth on SCHEDULE 2.10(a). The Company is not currently in receipt of any notice of violation of, and the Company is not violating the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

         (b) Attached SCHEDULE 2.10(b) contains a complete and accurate list of the computer software, databases and other intellectual property that is owned by the Company (the "Owned Software"). Except as set forth on SCHEDULE 2.10(b), the Company has exclusive rights and title to the Owned Software, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on SCHEDULE 2.10(b), the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended, except for operating systems and third party applications that are stated in the Owned Software documentation and are readily commercially available. No Owned Software has been published or disclosed to any other parties, except as set forth on SCHEDULE 2.10(b) and except pursuant to contracts requiring such other parties to keep such Owned Software confidential. To the knowledge of each of the Shareholders and the Company, no such other party has breached any such obligation of confidentiality.

         (c) Attached SCHEDULE 2.10(c) contains a complete and accurate list of all computer software, databases and other intellectual property that is used by the Company of which the Company is the licensee or lessee or the right to use which the Company has otherwise obtained (other than commercially available over-the-counter "shrinkwrap" software) (the "Licensed Software").
SCHEDULE 2.10(c) also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. Prior to the date of this Agreement, the Shareholders have delivered to Purchaser true and complete copies of all agreements under which the Company has the right to use Licensed Software. Except as described on
SCHEDULE 2.10(c), the Company has the right and license to use, sublicense, modify and copy the Licensed Software, free and clear of any limitations or encumbrances. The Company is in full compliance with all provisions of any


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
license, lease or other similar agreement pursuant to which the Company has rights to use the Licensed Software. Except as disclosed on SCHEDULE 2.10(c), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of each of the Shareholders and the Company, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

                  (d) The Owned Software and the Licensed Software constitute all software used in relation to the business of the Company (the "Company Software"). Attached SCHEDULE 2.10(d) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed computer programming services for the Company in connection with any of the Company Software and identifies all contracts and agreements pursuant to which such services were performed. The transactions contemplated by this Agreement will not cause a breach or default under any license or similar agreement relating to the Company Software or impair Purchaser's ability to use the Company Software in the same manner as such Company Software is currently used by the Company. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of each of the Shareholders and the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

                  (e) The Company and, to the knowledge of each of the Shareholders and the Company, all other parties to any licensing or similar arrangements under which the Company is the licensor or has otherwise granted the right to use the Company Software are in full compliance with such licensing or similar arrangements and are not in breach of their obligations with respect thereto. The Company is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments which, in the aggregate, are less than the reasonably anticipated cost to perform such installation, modifications, enhancements or services. The Company has complied in all material respects with its obligations to its customers and licensees in respect of the Company Software.

                  (f) Except as set forth on SCHEDULE 2.10(f), the Company has granted no marketing rights in the Company Software to any third party, and all marketing rights granted by any third party to the Company have been granted exclusively to the Company. SCHEDULE 2.10(f) lists and separately identifies all agreements pursuant to which the Company has granted or been granted rights to market software, databases and other intellectual property owned by third parties.


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
         2.11 CONTRACTS.

                  (a) Attached as SCHEDULE 2.11(a) is a true and correct list of all contracts, agreements and other instruments to which the Company is a party under which the aggregate liability of, or benefit to, the Company could reasonably be expected to exceed $5,000.00, including without limitation contracts, agreements and other instruments concerning the following matters (collectively the "Material Agreements"):

                           (i)      the lease (as lessee or lessor) or license
(as licensee or licensor) of any real or personal property (tangible or intangible);

                           (ii)     the employment, termination, severance or
engagement of or with respect to any officer, director, employee, consultant or agent;

                           (iii)    any arrangement between or among the
Company, its affiliates, the Shareholders, any director, officer or employee thereof and/or related persons, including without limitation loans, guarantees and credit arrangements;

                           (iv)     any arrangement limiting the freedom of the
Company to compete in any manner in any line of business or requiring the Company to share profits;

                           (v)      any arrangement that could reasonably be
anticipated to have a material adverse effect on the Company, financial or otherwise;

                           (vi)     any arrangement not in the ordinary course
of business;

                           (vii)    any power of attorney, whether limited or
general, granted by or to the Company;

                           (viii)   any other arrangement that requires
performance for a period of more than thirty (30) days or that requires payments in excess of $5,000.00;

                           (ix)     any loan agreement, contract or other
arrangement relating to the borrowing of money by the Company and the amount outstanding thereunder or the guarantee by the Company of any third party obligation;

                           (x)      any agreement or arrangement involving
intellectual property rights (other than contracts entered into in the ordinary course of business with customers and "shrink-wrap" software licenses);

                           (xi)     any contract or arrangement relating to the
provision of data processing, network communication or other technical services to or by the Company or any affiliate thereof; and

                           (xii)    any contract or arrangement relating to the
provision, purchase or sale of goods or services, other than contracts entered into in the ordinary course of business and involving payments not in excess of $5,000.00.

                  (b) Except as set forth on SCHEDULE 2.11(b), (a) the Material Agreements are valid and effective in accordance with their terms, and (b) there is not under any Material Agreement (i) any existing or claimed default by the Company or (ii) to the knowledge of the Company and the Shareholders, any existing or claimed default by any other party. There is no actual or, to the knowledge of each of the Company and the Shareholders, threatened


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
termination, cancellation or limitation of any Material Agreements. To the knowledge of each of the Company and the Shareholders, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Material Agreements.

         2.12 TAXES.

         (a) The Company has timely and accurately filed all federal, state, foreign and local tax and information returns and reports required to be filed by it prior to such date and has timely paid, or will prior to Closing timely pay, all taxes, including, without limitation, any and all income, sales, use, withholding and excise taxes (collectively "Taxes") owed for all periods ending prior to Closing. No liens have been filed and no claims are being asserted or, to the knowledge of each of the Shareholders and the Company, might be asserted with respect to any Taxes. No restrictions on assessment or collection of Taxes have been waived with respect to the Company, and the Company has not consented to the extension of any statute of limitations with respect to the Company relating to Taxes, except for waivers or consents that are no longer in effect. The Company has received no notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other person or entity on its behalf. No returns, reports or forms filed by or on behalf of the Company with respect to Taxes are currently being audited or examined, and the Company has not received any notice of any such audit or examination.

         (b) The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and the Company has paid the same to the proper tax depositories or collecting authorities.

         (c) Any ad valorem property taxes for years prior to 1997 imposed on the Company with respect to, or which may become a lien on, its assets have been paid in full.

         2.13 EMPLOYEE BENEFIT PLANS. Attached as SCHEDULE 2.13 is a list of every pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement that involves the expenditure of more than $500.00 per year, agreement or understanding that involves the expenditure of more than $500.00 per year, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including without limitation any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), currently or previously adopted, maintained, sponsored or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). All of the Benefit Plans (and any related trusts subject to ERISA) comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code, all applicable state or federal securities laws and all other applicable laws, rules and regulations. No event has occurred that will or could reasonably be expected to give rise to a disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. Neither the Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject the Company to any direct or indirect liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in
Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 408 of ERISA).

         2.14 CUSTOMERS. Attached as SCHEDULE 2.14 is a true and correct list of all of the customers doing in excess of $2,500.00 of business with the Company during 1995 and 1996 and to date in 1997 setting forth as to each such customer its name, address, telephone number and principal person of contact. Neither the Company nor any Shareholder has received any notice, or has any reason to believe, that any such customer has taken or contemplates taking steps that could disrupt the business relationship of the Company with such customer.

         2.15 OFFICERS, DIRECTORS AND BANK ACCOUNTS. SCHEDULE 2.15(a) lists the names of all directors and officers of the Company. SCHEDULE 2.15(b) lists the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, all account numbers and names of all persons authorized to draw thereon or to have access thereto.

         2.16 INTERESTED TRANSACTIONS.

                  (a) Except as set forth on SCHEDULE 2.16, the Company is not a party to any contract, agreement or other instrument or transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of the Company);

                           (i)      Any director or officer of the Company or
any of the Shareholders;

                           (ii)     Any of the spouses, parents, siblings,
children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (i); or

                           (iii)    Any corporation, trust, partnership or other
entity in which any of the persons described in clauses (i) or (ii) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than two percent of the equity interest).

                  (b) None of the Shareholders is an employee, consultant, partner, principal, director or shareholder of any business or entity (other than the Company or a corporation whose shares are publicly traded and in which such Shareholder beneficially owns in the aggregate no more than a two percent equity interest) which is engaged in a business similar to the business of the Company.

         2.17 ABSENCE OF CERTAIN CHANGES. Since 31 December 1996: (a) the Company has operated its business in the ordinary course; (b) there has not been any change in the business, financial condition or results of operations of the Company that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Company's assets that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (d) except as disclosed in SCHEDULE 2.17(a), no customer has canceled, discontinued or given written or oral notice of its intention to cancel, discontinue or substantially reduce its business with the Company; and
(e) except as disclosed in SCHEDULE 2.17(b), the Company is not in default and, to the knowledge of each of the Company and the Shareholders, no customer is in default, under the Company's contracts with any customer, and each such contract is in full force and effect on the date of this Agreement, and such customer contracts contain no material changes from the standard form of agreement used by the Company (including, without limitation, any deviation from the standard warranties or limitation of the Company's liability).

         2.18 BOOKS AND RECORDS. All books, records and other information (financial and otherwise), if any, provided by the Company or any Shareholder to Purchaser are true and correct and accurately reflect the existence of the Company's assets and the results of operations of the Company's business for the periods of time stated therein, and such books, records and financial information reflect revenues and income from the Company's business and not from other sources, except as expressly disclosed to Purchaser.

         2.19 ACCOUNTS RECEIVABLE AND PAYABLE. The accounts receivable outstanding as of the date of the Interim Financial Statements are, and the accounts receivable of the Company outstanding as of the Closing Date will be,
(i) valid and genuine accounts receivable arising only out of bona fide sales and delivery of goods, performance of services and other business transactions in the ordinary course of the Company's business consistent with past practice;
(ii) subject to no asserted defenses, counterclaims or rights of setoff, and
(iii) collectible within ninety (90) days after the due date shown on any billings therefor at the full recorded amount thereof less the recorded allowance for doubtful accounts reflected on the Interim Financial Statements. Except as set forth on SCHEDULE 2.19, no accounts payable of the Company are, as of the date of this Agreement, over thirty (30) days old.

         2.20 EMPLOYMENT AND LABOR MATTERS.

                  (b) SCHEDULE 2.20(a) sets forth (i) the number of all full-time and part-time employees of the Company; (ii) the number of independent contractors utilized by the Company and (iii) the name and compensation paid to each independent contractor, employee of or consultant to the Company who received salary and bonuses or other compensation for either of the Company's two most recently ended fiscal years in excess of $500.00.

                  (b) To the knowledge of each of the Company and the Shareholders, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (c) Except as disclosed on SCHEDULE 2.20(c):

                           (i)      There are no charges, governmental audits,
investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of each of the Company and the Shareholders, threatened before any federal, state or local agency or court, and, to the knowledge of each of the Company and the Shareholders, no basis for any such matter exists;

                           (ii)     The Company is not a party to any union or
collective bargaining agreement, and, to the knowledge of each of the Company and the Shareholders, no union attempts to organize the employees of the Company have been made, and no such attempts now threatened; and

                           (iii)    the Company has not experienced any
organized slowdown, work interruption, strike, or work stoppage by its employees.

         2.21 INSURANCE. Except as described on SCHEDULE 2.21, all of the assets and business of the Company are insured in such amounts and against such losses, casualties or risks as are customary for similar properties and businesses, and
SCHEDULE 2.21 contains a list of all policies of insurance currently in force with respect to the Company and its assets and business.

         2.22 ENVIRONMENTAL MATTERS. To the knowledge of each of the Company and the Shareholders and except as set forth in SCHEDULE 2.22, there is no present or past Environmental Condition in any way relating to the business, properties or assets of the Company. "Environmental Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, biomedical waste including blood, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which the Company has or may become liable to any person or by any reason of which any of the Assets of the Company may suffer or be subjected to any lien, encumbrance or restriction of any nature, or (b) any noncompliance with any federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing.

         2.23 COMPANY PRODUCTS AND SERVICES. The Company's products and services conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company, and there has not been during the last three (3) years any claim made against the Company by any customer of the Company or by any other person alleging that any product or service of the Company (including each version thereof that has been licensed or otherwise made available by the Company to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of each of the Company and the Shareholders, there is not a reasonable basis for any such claim. No material product liability or warranty claims have been communicated in writing to or threatened in writing against the Company. To the knowledge of each of the Company and the Shareholders, the Company's products and services, as of the date hereof, during and after the calendar year 2000 A.D., include design, function and performance capabilities such that the Company's products and services shall not abnormally end and/or have invalid and/or incorrect results from and/or performance or functional degradation because of the then-current date. To the knowledge of each of the Company and the Shareholders, the design and function of the Company's products and services ensure year 2000 A.D. functionality and include, but are not limited to, date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century. Notwithstanding anything in the foregoing to the contrary, the foregoing representation (dealing with Year-2000 issues) shall not be deemed applicable to any reports or surveys prepared by the Company and pertaining to years prior to the year 2000.

         2.24 SCHEDULES. All Schedules attached hereto are true, correct and complete as of the date of this Agreement. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed in such Schedule and shall not be deemed to be disclosed for any other purpose unless specifically provided therein.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Shareholders as follows:

         3.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the full power and authority to carry on its business in the places and as it is now being conducted.

         3.2 AUTHORITY AND STATUS. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Purchaser in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         3.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 3.3, the execution and delivery of the Transaction Documents by Purchaser do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of Purchaser; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which Purchaser is a party or by which the Company, any Shareholder or any of their respective properties are bound; or
(c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Purchaser or any of Purchaser's properties.

         3.4 SEC FILINGS. True, correct and complete copies of the following documents have been made available to the Shareholders: (i) Purchaser's Annual Report on Form 10-K for the fiscal year ended 31 December 1996, as filed with the Securities and Exchange Commission (the "SEC"); and (ii) Purchaser's Quarterly Reports on Form 10-Q for the three-month periods ended 31 March 1997 and 30 June 1997, as filed with the SEC (collectively the "SEC Reports"). Since 30 June 1997, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, business or operations of Purchaser that is unique to the business of Purchaser and its consolidated subsidiaries and that is required to be disclosed by applicable law or by the rules of the Nasdaq National Market.

         3.5 LITIGATION. There is no litigation, proceeding or governmental investigation pending (which pending investigation Purchaser has received notice of), or any judgment, order, injunction or decree outstanding, against Purchaser or any officer, director or employee in his or her capacity as such of Purchaser, and to Purchaser's knowledge, there is no such litigation, proceeding or investigation threatened against Purchaser or any officer, director or employee in his or her capacity as such of Purchaser that might adversely affect the ability of Purchaser to purchase the Shares hereunder or to obtain financing for such purchase of the Shares.


                                   ARTICLE IV

                           COVENANTS AND UNDERTAKINGS

         4.1 COVENANT NOT TO COMPETE. At Closing, each Accountable Shareholder will enter into a Covenant Not to Compete with Purchaser and the Company substantially in the form of attached EXHIBIT 4.1 (the "Covenants Not to Compete").

         4.2 EMPLOYMENT AGREEMENT. At Closing, Cooperman, the Company and Purchaser shall enter into an Employment Agreement in substantially the form attached hereto as EXHIBIT 4.2 (the "Employment Agreement").

         4.3 INVESTMENT LETTER. At Closing, each Shareholder receiving Medirisk Stock under Section 1.2 will execute and deliver to Purchaser an investment letter with respect to the

Medirisk Stock to be delivered to such Shareholder at Closing in substantially the form attached hereto as EXHIBIT 4.3 (the "Investment Letter").

         4.4 SHAREHOLDER CONSENT. Each Shareholder shall execute and deliver a Shareholder Consent and Power of Attorney substantially in the form of attached
EXHIBIT 4.4 (the "Shareholder Consent") appointing Cooperman to act as his, her or its attorney-in-fact for purposes of this Agreement and the obligations and covenants of such Shareholder hereunder. In such capacity Cooperman (and any successor of Cooperman in such capacity as provided in the Shareholder Consent) is referred to in this Agreement as the "Shareholders' Representative."

         4.5 CONSENTS AND APPROVALS. Each Shareholder agrees to use his, her or its best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or any Shareholder is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

         4.6 CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except with the written consent of Purchaser and except as may be required to effect the transactions contemplated by this Agreement, between 1 August 1997 and the earlier of (i) Closing and (ii) the termination of this Agreement, the Shareholder will cause the Company to (a) make no distributions of its assets; (b) conduct the operations of the Company in the ordinary course of business; (c) keep and maintain the properties and facilities of the business of the Company in good condition, repair and working order, reasonable wear and tear excepted, and fully insured for liability and property damages; (d) use its reasonable best efforts to preserve intact the business of the Company; (e) use its reasonable best efforts to retain the service of its employees, agents and consultants involved with or employed by the Company on terms and conditions not less favorable than those existing prior to the execution of this Agreement; (f) cooperate with Purchaser's representatives (without disclosure of this Agreement or the contemplated sale to the Company's employees, customers or suppliers without the consent of Purchaser) in reviewing facts and establishing and implementing procedures necessary to effect the sale of the Stock as contemplated by this Agreement; (g) conduct its activities in a manner consistent with this Agreement; (h) not enter into, assume or make any contract, loan, license, designation, loan commitment, purchase, sale or disposition of assets of the Company outside the ordinary course of business; (i) except for mailing invoices in the ordinary course of business, not contact any customer regarding collection of any account receivable and not discount any account receivable; (j) not declare any dividend or distribution; and (k) promptly advise Purchaser in writing of any material adverse change in the Company's financial condition or business affairs.

         4.7 TERMINATION OF EMPLOYMENT AGREEMENTS. Each Shareholder agrees that any employment or management agreement to which he, she or it is a party with the Company is hereby terminated effective at the Closing, and the Company will have no liability or obligation thereunder of any nature or kind from and after the Closing Date.

         4.8 RESIGNATIONS. As of the Closing Date, each Shareholder hereby resigns as a director of the Company and hereby resigns from any officer positions held by such Shareholder with the Company.

         4.9 REGISTRATION RIGHTS AGREEMENT. At the Closing, each Shareholder who is to receive Medirisk Stock at Closing and Purchaser will enter into a Registration Rights Agreement substantially in the form of attached EXHIBIT 4.9 (the "Registration Rights Agreement").


                                    ARTICLE V

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         5.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Shareholders in this Agreement or any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Each Shareholder shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by such Shareholder on or prior to the Closing Date. Each Shareholder shall deliver to Purchaser a certificate, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 5.1.

         5.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the judgment of Purchaser, would make it inadvisable to consummate such transactions or would have a material adverse effect on the Company or its assets or business.

         5.3 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of the Company between the date of the Interim Financial Statements and the Closing Date. In addition, the cash and accounts receivable of the Company as of the Closing shall be not less than Seven Hundred Thousand and No/100 ($700,000.00) in the aggregate.

         5.4 CONSENTS. The Shareholders shall have delivered to Purchaser the written consents of third parties and all governmental consents and approvals, if any, referred to in

Section 4.5 hereof, which consents shall be in form, scope and substance reasonably satisfactory to Purchaser and its counsel.

         5.5 GOOD STANDING CERTIFICATE. Purchaser shall have received a Certificate of Existence or Good Standing from the State of New York, and from each other state in which the Company is qualified to transact business as a foreign corporation, with respect to the Company as of the most recent practical date prior to the Closing Date.

         5.6 DUE DILIGENCE. Purchaser shall in all respects be satisfied in its discretion with the results of its due diligence investigation of the Company and its assets and business.

         5.7 OPINION OF COUNSEL. Purchaser shall have received an opinion of counsel to the Shareholders substantially in the form of attached EXHIBIT 5.7.

                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE SHAREHOLDERS TO CLOSE

         The obligations of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         6.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Purchaser in this Agreement or any document or instrument delivered to the Shareholders or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. Purchaser shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date. Purchaser shall deliver to the Shareholders a certificate, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 6.1.

         6.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE VII

                                     CLOSING

         7.1 TIME AND PLACE OF CLOSING.

                  (a) The closing (the "Closing") of the transactions contemplated by this Agreement will be held on 28 August 1997 or such other date as the parties may agree. The Closing shall commence at 10:00 a.m. at the offices of Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502 or at such other time or place upon which the parties agree. The date on which Closing occurs shall be referred to as the "Closing Date". Unless the parties otherwise agree in writing, the transactions contemplated by this Agreement will be deemed closed as of 12:01 a.m. on the day after the Closing Date.

                  (b) The parties hereto agree that should the Closing occur, the effective time and date of the transactions solely for accounting purposes shall be 11:59 p.m., Eastern Time on 1 August 1997. By way of explanation, the parties intend, in light of the control of the business of the Company exerted by Purchaser from and after 1 August 1997, that all revenue generated after 31 July 1997 shall be for the benefit of Purchaser. The parties acknowledge that while for accounting purposes the effective date of the transaction shall be 1 August 1997, no obligations that accrue under contracts or agreements prior to the Closing Date and no accrued liabilities of the Company shall be assumed, directly or indirectly, by Purchaser except as and when the Stock is purchased hereunder, that no employees or other agents of the Company shall directly or indirectly become employees or other agents of Purchaser for any period prior to the Closing Date, and that all covenants, representations and warranties in the certificates to be provided by the Shareholders pursuant to Section 5.1 shall be made and dated as of the Closing Date.

         7.2 TRANSACTIONS AT CLOSING. At the Closing:

                  (a) Each of the Shareholders shall deliver to Purchaser certificates for the Stock sold by such Shareholder to Purchaser, duly endorsed for transfer or accompanied by blank stock powers;

                  (b) The Shareholders shall deliver or cause to be delivered to Purchaser Certificates of Good Standing of the Company, as of the most recent practicable date, as contemplated by Section 5.5;

                  (c) As contemplated by Section 4.1, Purchaser and each of the Applicable Shareholders shall respectively execute and deliver to the other their respective Covenants Not to Compete;

                  (d) As contemplated by Section 4.2, Purchaser and Cooperman shall mutually execute and deliver to each other the Employment Agreement;

                  (e) As contemplated by Section 4.3, each of the Shareholders shall execute and deliver to Purchaser an Investment Letter;

                  (f) As contemplated by Section 4.4, each of the Shareholders shall execute and deliver to Purchaser a Shareholder Consent;

                  (h) The Shareholders shall execute and deliver the certificates contemplated by Section 5.1;

                  (i) Purchaser shall pay $4,116,409.25 by wire transfer to the Shareholders and/or Shareholders' Representative for his or her distribution to the Shareholders, as provided in Section 1.2 and as allocated among the Shareholders as provided in SCHEDULE 1.2;

                  (j) Purchaser shall (as soon as practicable after the Closing) deliver share certificates for the Medirisk Stock to the Shareholders' Representative for his or her distribution to the Shareholders, as provided in
Section 1.2 and as allocated among the Shareholders as provided in SCHEDULE 1.2; and

                  (k) Purchaser shall execute and deliver the Registration Rights Agreement as specified in Section 4.9.

         7.3 TRANSACTIONS FOLLOWING CLOSING. Within sixty (60) days after Closing Purchaser and the Shareholders shall, and shall use commercially reasonable efforts to cause the Indemnity Escrow Agent (as defined in Section
8.4 below) to, execute and deliver the Indemnity Escrow Agreement (as defined and specified in Section 8.4 below).


                                  ARTICLE VIII

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND PURCHASER AND INDEMNITY.

                  (a) All representations, warranties, agreements, covenants and obligations made or undertaken by the Purchaser and Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

                  (b) Subject to the provisions of this Article VIII, each Shareholder, jointly and severally, agrees to indemnify and hold Purchaser harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser arising from any misrepresentation by, or breach of any covenant or warranty of, any Shareholder contained in this Agreement, or any misrepresentation in any certificate or other instrument furnished or to be furnished by any Shareholder hereunder.

                  (c) Subject to the provisions of this Article VIII, Purchaser agrees to indemnify and hold each Shareholder harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by such Shareholder arising from any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement or any misrepresentation in or omission from any certificate or instrument furnished or to be furnished by Purchaser hereunder.

         8.2 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a loss subject to indemnification under this Agreement, such indemnified party shall give notice thereof (the "Claims Notice") to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by such indemnified party.

         8.3 OPPORTUNITY TO DEFEND. The indemnifying party may elect (with the Shareholders being deemed one indemnifying party that acts through the Shareholders' Representative in making such election and taking all other actions specified in this Article VIII) to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves other matters not binding upon the indemnified party and such compromise or settlement includes an unconditional release of the indemnified party. If the indemnifying party elects to compromise or defend such Asserted Liability, the Shareholders' Representative or Purchaser shall within ten (10) ten business days after receipt of notice thereof (or sooner, if the nature of the Asserted Liability so requires) notify the indemnified party of his or its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party with respect to out-of-pocket expenses of the indemnified party, in the compromise of or defense against such Asserted Liability. The assumption of the defense of a matter by an indemnifying party shall be deemed an admission by such indemnifying party of its obligation to indemnify the indemnified party hereunder with respect to such claim. If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify, the indemnified party or parties may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation. In any event, the indemnified party and the indemnifying party may participate in the defense of such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation; provided that if the indemnifying party assumes the defense and compromise of such Asserted Liability as provided above, then the indemnified party shall bear any expenses incurred in participating in such defense from and after the assumption of the defense thereof by the indemnifying party.

         8.4 WITHHOLDING AND OFFSET. In addition to any other rights or remedies Purchaser may have, it shall, subject to compliance with Sections 8.2 and 8.3 hereof, be entitled to (i) withhold from the payments due under clause (iii) of
Section 1.2 the amount of any and all liabilities, losses, damages, injuries, costs, expenses and counsel fees that it has sustained or that it reasonably believes may be sustained on account of an indemnified loss that Purchaser believes may be sustained on account of a specific allegation made by or against the Company or Purchaser and (ii) to offset from such withheld amount any amount ultimately determined to be due and owing to Purchaser by way of indemnification pursuant to this Article VIII. Purchaser shall not be liable for breach of this Agreement on any amounts so withheld and set off. Purchaser shall withhold and set off against all payments due under clause (iii) of Section 1.2 in the proportion that the original amount due under such clause (iii) to each Shareholder bears to the aggregate original amount due under such clause (iii). If the withholding of payments under this Section 8.4 has been based on a reasonable belief of a future claim due to a specific allegation, Purchaser shall pay said amount withheld which has not been offset pursuant to the preceding sentence within one year of giving the written notification of such claim to the Shareholders' Representative, unless a lawsuit, arbitration or administrative proceeding based on such claim shall have been commenced within said one-year period. If such a lawsuit, arbitration or administrative proceeding has commenced within said one-year period, then Purchaser shall pay within ninety (90) days after a final determination under such lawsuit, arbitration or administrative proceeding, the difference if any, between said withheld amount and the amount of any liability, loss, damage or injury actually sustained, if the withheld amount is larger plus interest on the amount overwithheld at the prime rate of NationsBank, N.A., Atlanta, Georgia, then in effect. Notwithstanding the foregoing, if Purchaser withholds payments due under
Section 1.2(iii), Purchaser shall pay to the Indemnity Escrow Agent (as hereinafter defined) all said amounts withheld on the date on which such payment is due under Section 1.2(iii), said amount to be held and disbursed in accordance with the terms of the Indemnity Escrow Agreement (as hereinafter defined). Within sixty (60) days after Closing, Purchaser, the Shareholders and The Bank of New York, N.A. (the "Indemnity Escrow Agent") shall enter into an Indemnity Escrow Agreement (the "Indemnity Escrow Agreement") substantially in the form of EXHIBIT 8.4 attached hereto.

         8.5 NO CLAIM AGAINST COMPANY. Since following the Closing the Company will be owned by Purchaser, the parties agree that the Shareholders will have no right of reimbursement or contribution against the Company on account of any indemnified loss hereunder, and any liability, loss, damage or injury suffered or incurred by the Company against which Purchaser is indemnified and held harmless as provided in Section 8.1 of this Agreement shall be deemed suffered by Purchaser, which shall, either independently or jointly with the Company, be entitled to enforce such indemnity.

         8.6 LIMITATIONS.

                  (a) Notwithstanding the provisions of Section 8.1(b) above, the Shareholders shall not be required to make any indemnification payments under Section 8.1(b) until the aggregate amount of losses suffered by Purchaser that are subject to indemnification under such Section exceed $50,000.00 (the "Minimum Indemnity Amount"), at which time claims may be asserted for all amounts up to and in excess of the Minimum Indemnity Amount.

                  (b) Notwithstanding the provisions of Section 8.1(b) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Article I or Sections 2.1, 2.2, 2.3, 2.9. 2.12 and 2.13,
the maximum aggregate liability of Shareholders for indemnification under this Agreement shall be equal to the Purchase Price.

                  (c) Notwithstanding the provisions of Section 8.1(c) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in SCHEDULE 1.2(iii) or Sections 3.1 and 3.2, the maximum aggregate liability of Purchaser for indemnification under this Agreement shall be equal to the Purchase Price.

                  (d) Notwithstanding the provisions of Section 8.1 above, no claim for indemnification under this Agreement may be made after 31 August 1999, unless notice of such claim or the facts underlying it is given to the indemnifying party prior to 31 August 1999; provided, however, that the foregoing restriction shall not apply with respect to (i) any liability, loss, damage, injury or claim by Purchaser resulting from a breach of the covenants, representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.9, 2.12 or 2.13, and (ii) any liability, loss, damage, injury or claim by the Shareholders resulting from a breach of the covenants, representations and warranties set forth in SCHEDULE 1.2(iii) and Sections 3.1 and 3.2; provided further that any claim based upon any of the matters described in subsection (i) or (ii) may be brought at any time, subject to any applicable statutes of limitation.

                  (e) Notwithstanding any provision of this Article VIII to the contrary, each of the Shareholders' respective obligations hereunder to indemnify Purchaser shall be limited to the portion of the Purchase Price actually received by them.


                                   ARTICLE IX

                                   TERMINATION

         9.1 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

                  (a) By the mutual consent of the Shareholders' Representative and Purchaser;

                  (b) By the Shareholders' Representative after 31 August 1997 if Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein;

                  (c) By Purchaser after 31 August 1997, if any Shareholder shall (i) fail to perform in any material respect his, her or its agreements contained herein required to be performed by him, her or it on or prior to the Closing Date, or (ii) materially breach any of his, her or its representations, warranties or covenants contained herein;

                  (d) By the Shareholders' Representative or Purchaser at any time after 31

August 1997 if the Closing shall not have occurred for any reason on or prior to 31 August 1997.

                  (e) By either Purchaser or the Shareholders' Representative if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser, the Company or any Shareholder, which prohibits or restrains Purchaser and/or any Shareholder from consummating the purchase and sale of the Stock hereunder from the Shareholders, provided that Purchaser and the Shareholders shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ten (10) business days after entry, by any such court or governmental or regulatory agency.

         9.2 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article IX, shall be given by the parties so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1 hereof, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement; and, provided the Agreement was not terminated pursuant to subparagraph (b) or (c) of Section 9.1, no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damages (direct or indirect) or loss of anticipated profits. If, however, this Agreement is terminated pursuant to subparagraphs (b) or (c) of Section 9.1, this Section 9.3 shall not relieve a breaching or defaulting party from any liability to the other party.

         9.4 RISK OF LOSS. The Company and the Shareholders shall bear all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing. If the condemnation, destruction, loss or damage is such that the business of the Company is interrupted or curtailed or the assets of the Company are materially affected, then Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction, loss or damage is such that the business is neither interrupted nor curtailed or the assets are not materially affected, or if the business of the Company is curtailed or interrupted or the assets are materially affected and Purchaser nevertheless forgoes the right to terminate this Agreement, then the purchase price shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If Purchaser, on the one hand, and the Shareholders, on the other, are unable to agree upon the amount of such adjustment, then the dispute shall be resolved jointly by the independent accounting firms then employed by the Company and Purchaser, and if said accounting firms do not agree, they shall appoint a nationally recognized accounting firm to make such determination, whose determination of the dispute shall be final and binding. The fees and expenses of such nationally recognized accounting firm shall be borne one-half by Purchaser and one-half by Shareholders.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 NOTICES. (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile or mailed by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

                  If to any Shareholder:

                         Robert N. Cooperman, Esq., Shareholders' Representative Cooperman Levitt Winikoff Lester & Newman, P.C.
                         1129 Northern Boulevard
                         Manhasset, New York 11030

                         Facsimile: (516) 365-1404

                         With a copy (which shall not constitute notice) to:

                         Tod D. Cooperman
                         15 Wynmor Road
                         Scarsdale, New York 10583

                         Facsimile: (212) 583-9350

                  If to Purchaser:

                         Medirisk, Inc.
                         Two Piedmont Center, Suite 400
                         3565 Piedmont Road
                         Atlanta, Georgia 30305-1502

                         Attention: Legal Department

                         Facsimile: (404) 364-6703

                  (b) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

                  (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 10.1.

         10.2 BROKERS. Purchaser represents and warrants to Shareholders, and Shareholders jointly and severally represent and warrant to Purchaser, that, except as disclosed in SCHEDULE 10.2, no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement.

         10.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         10.5 EXPENSES. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. The Shareholders agree that, except for an amount not to exceed Fifteen Thousand and No/100 ($15,000.00) Dollars to be paid to the Company's independent accountants, Schultz & Sage, Certified Public Accountants, P.C., Great Neck, New York, the Company shall not pay any expenses in connection with or related to the authorization, preparation and execution of this Agreement or the Closing of the transactions contemplated hereby and that, if the Company pays any such expenses, Shareholders shall promptly reimburse the Company for any amount so paid.

         10.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         10.7 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         10.10 ATTORNEYS' FEES. If any sums due and owing under this Agreement are collected by or with the assistance of legal counsel, or if any party brings suit of any type against another arising from this Agreement and prevails in such action, then the losing party shall be liable to the prevailing party, and shall promptly remit to the prevailing party upon demand, all of the prevailing party's reasonable costs and expenses incurred with respect thereto, including without limitation court costs and reasonable attorneys' fees.

         10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




                        [Document Continued On Next Page]

         10.12 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                           PURCHASER:

                           MEDIRISK, INC.


                           By:      /s/
                                    --------------------------------------------
                                    KENNETH M. GOINS, JR.
                                    Executive Vice President &
                                    Chief Financial Officer


                           SHAREHOLDERS:


                           /s/
                           -----------------------------------------------------
                           TOD D. COOPERMAN


                           LONGBOW PARTNERS


                           By:      /s/
                                    --------------------------------------------
                                    JOHN WILKERSON
                                    General Partner



                           /s/
                           -----------------------------------------------------
                           ANTHONY I. MORGAN



                           /s/
                           -----------------------------------------------------
                           JAMES M. WILSON



                       [Signatures Continued On Next Page]

                           /s/
                           -----------------------------------------------------
                           ANDREW ROSENKRANZ



                           /s/
                           -----------------------------------------------------
                           WENDY ROSENKRANZ



                           /s/
                           -----------------------------------------------------
                           MARK ROSENKRANZ



                           /s/
                           -----------------------------------------------------
                           SUSAN PAROWER
                           As Trustee for Samantha Sproul, a Minor



                           /s/
                           -----------------------------------------------------
                           SUSAN PAROWER
                           As Trustee for Morgan Sproul, a Minor



                           /s/
                           -----------------------------------------------------
                           JODI SPROUL
                           As Trustee for Alec Parower, a Minor



                           /s/
                           -----------------------------------------------------
                           JODI SPROUL
                           As Trustee for Zoe Parower, a Minor